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                                                                    EXHIBIT 21.1

                            AVANADE INC. SUBSIDIARIES

      The following companies are all either directly or indirectly wholly owned subsidiaries of Avanade Inc.

Avanade Europe Holdings Ltd.
Avanade Europe Services Ltd.
Avanade Holdings LLC.
Avanade International Corporation
Avanade Australia Pty Ltd
Avanade Belgium SPRL
Avanade Canada Inc.
Avanade (Guangzhou) Computer Technology Development Co. Ltd.
Avanade Denmark ApS
Avanade Finland Oy
Avanade France SAS
Avanade Deutschland GmbH
Avanade India Consulting Private Ltd.
Avanade Italy SRL
Avanade K.K.
Avanade Malaysia Sdn. Bhd.
Avanade Netherlands B.V.
Avanade Norway AS
Avanade Asia Pte Ltd
Avanade Spain, S.L.
Avanade Sweden AB
Avanade Scwheiz GmbH
Avanade (Thailand) Co., Ltd.
Avanade UK Ltd.